From: Jay Furrow [mailto:jay@jfjholdings.com]
Sent: Wednesday, April 18, 2007 7:38 AM
To: ‘Butch Smith’
Cc: ‘Dustin Huffine’
Subject: Resignation

Dear Butch,

This communication is being written to serve as notice of my official resignation from the Digital Lifestyles, Inc. Board of Directors as of Wednesday, April 18, 2007.

Best regards,

Samuel Joseph Furrow, Jr.  (Jay)